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                                                                    EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF APRIL 20, 2000


                                 BY AND BETWEEN


                              CORNING INCORPORATED,


                    CORNING APPLIED TECHNOLOGIES CORPORATION


                                       AND


                       NZ APPLIED TECHNOLOGIES CORPORATION

                          AGREEMENT AND PLAN OF MERGER



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This AGREEMENT AND PLAN OF MERGER (hereinafter, the "Agreement") dated this 20th day of April, 2000, is by and between CORNING INCORPORATED (hereinafter, "Buyer"), a New York corporation whose executive offices are located at One Riverfront Plaza, Corning, New York, CORNING APPLIED TECHNOLOGIES CORPORATION, a Massachusetts corporation and a wholly owned subsidiary of Buyer (hereinafter, "Merger Sub"), and NZ APPLIED TECHNOLOGIES CORPORATION, a Massachusetts corporation whose executive offices are located at 14A Gill Street, Woburn, Massachusetts (hereinafter, the "Company").

WHEREAS, the respective boards of directors of Buyer, Merger Sub and the Company have approved the merger of the Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary corporation of Buyer (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (hereinafter, the "Code"); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Buyer and Merger Sub's willingness to enter into this Agreement, Peter Norris, Jing Zhao, Hua Jiang, Dean Tsang, Feling Wang, Run Zhang, and Yingyin (Kevin) Zou are each entering into an agreement (executed copies of each of which are attached to Appendix 1 of this Agreement) pursuant to which Messrs. Norris, Zhao, Jiang, Tsang, Wang, Zhang, and Zou each agree that he: (a) will exercise his Company Stock Options prior to Closing, (b) will enter into a retention agreement (or employment agreement in the case of Messrs. Norris and Zhao) in the form attached to each of their respective versions of the Related Agreement to take effect at Closing, and (c) appoints Buyer, or any representative of Buyer, as his proxy to vote his shares of Company Common Stock in favor of the Merger and this Agreement at the Company Special Meeting (each, a "Related Agreement");

NOW, THEREFORE, in consideration of the premises and the covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:


                                    ARTICLE I

                                   THE MERGER

Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the Commonwealth of Massachusetts under the name "Corning Applied Technologies Corporation" (or such other name as Buyer shall determine) as a wholly owned subsidiary of Buyer and the separate corporate existence of the Surviving Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Throughout this Agreement, the term the "Company" shall refer to the Company prior to the Merger and the term "Surviving Corporation" shall refer to the Company in its status as the surviving corporation in the Merger. Capitalized terms used in this Agreement and not otherwise defined are used with the meaning ascribed thereto in Section 10.7 hereof.

Section 1.2 CLOSING. Assuming the conditions to Closing in Article VIII are satisfied or waived, the closing of the Merger and the consummation of the other transactions contemplated by this Agreement (the "Closing") will take place as promptly as practicable, and in no event later than the earlier of five (5) days after satisfaction or waiver of the conditions set forth in Article VIII or 5:00 p.m. ET on June 30, 2000, though not before May 5, 2000 (the "Closing Date"). The Closing shall take place at the offices of Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts, or at such other location as the parties mutually agree.

Section 1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to and in


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compliance with this Agreement and the applicable provisions of the Business
Corporation Law of the Commonwealth of Massachusetts (the "Massachusetts Law"). When used in this Agreement, the term "Effective Time" shall mean the time at which the certificate of merger has been filed and become effective in accordance with Massachusetts Law. The parties will perform all actions and file all certificates and other documents and instruments that counsel to the Buyer and the Company determine to be proper, necessary or appropriate to effect the Merger in accordance with applicable provisions of Massachusetts Law.

Section 1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by applicable law. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Company agrees that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Company and the Merger Sub or otherwise to take any and all such action.


                                   ARTICLE II

                            THE SURVIVING CORPORATION

Section 2.1 CERTIFICATE OF INCORPORATION. The articles of organization of the Company shall be amended as of the Effective Time to be identical with the articles of organization of the Merger Sub appointed pursuant to Section 10.4 which shall be the articles of organization of the Surviving Corporation until thereafter duly amended.

Section 2.2 BY-LAWS. The By-laws of the Company shall be amended as of the Effective Time to be identical with the by-laws of the Merger Sub appointed pursuant to Section 10.4 which shall be the by-laws of the Surviving Corporation until thereafter duly amended.

Section 2.3 BOARD OF DIRECTORS; OFFICERS. The members of the Board of Directors and the officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of the Merger Sub immediately prior to the Effective Time, until the earlier of their respective deaths, resignations, or removals, and the time that their respective successors are duly elected or appointed and qualified.

Section 2.4 PURPOSE OF THE SURVIVING CORPORATIONS. The corporate purpose of the Merger Sub is to "develop, produce, and manufacture opto-electronic materials of any kind and other optical component devices of any kind and to engage in any and all business activities in which a corporation organized under M.G.L.
Ch. 156B may engage."

Section 2.5 CAPITALIZATION OF THE SURVIVING CORPORATION. The capitalization of the Merger Sub authorizes the Merger Sub to issue 100,000 shares of common stock with a par value of $.01 per share, of which 1,000 shares are issued and outstanding.

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                                   ARTICLE III

                     CONVERSION OF SHARES; CLOSING MECHANICS

Section 3.1 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Merger Sub:

                  (a) Each share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Each share of the common stock of the Company without par value ("Company Common Stock") that is owned by the Company as treasury stock and any shares of the Company Common Stock that are owned by Buyer shall be canceled and shall cease to exist, and no stock of Buyer or other consideration shall be delivered in exchange therefor.

                  (c) Subject to the provisions of this Section 3.1, each share of Company Common Stock, other than shares canceled pursuant to Section 3.1(b), issued and outstanding immediately prior to the Effective Time (such shares being owned by the "Selling Stockholders") shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of common stock, par value $.50 per share, of Buyer ("Buyer Common Stock") determined in accordance with the following provisions:

                  (i) take the sum of the closing prices of Buyer Common Stock on the New York Stock Exchange over the period commencing 24 trading days prior to the Closing Date and ending 5 trading days prior to the Closing Date inclusive, and divide that sum by 20 (the result being the "Average Buyer Per Share Price"); then

                  (ii) divide $150,000,000 by the Average Buyer Per Share Price (the result being the "Total Number of Shares of Buyer Common Stock"); then

                  (iii) divide the Total Number of Shares of Buyer Common Stock by 691,944.

                  (d) One-half of the Total Number of Shares of Buyer Common Stock will be deliverable to the stockholders of the Company at the Closing as the "Merger Consideration" (less 20% which will be delivered to the Merger Consideration Escrow Agent). The remaining Total Number of Shares of Buyer Common Stock will be delivered to the Contingent Merger Consideration Escrow Agent at the Closing.

                  (e) If at any time during the period between the date of this Agreement and the Effective Time, Buyer changes the number of shares of Buyer Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions, the Merger Consideration shall be appropriately adjusted.

                  (f) Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued as Merger Consideration or Contingent Merger Consideration, and any Selling Stockholder entitled to receive a fractional share of Buyer Common Stock but for this Section


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3.1(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of Buyer Common Stock.

Section 3.2 CLOSING MECHANICS.

                  (a) At the Closing, the Selling Stockholders will surrender or cause to be surrendered the certificates representing the shares of Company Common Stock owned by them with executed letters of transmittal in such form as requested by Buyer.

                  (b) At the Closing and upon receipt of certificates representing all shares of Company Common Stock and executed transmittal letters, and the additional documents, certificates and agreements referenced in this Section 3.2, Buyer will deliver certificates in the names of the Selling Stockholders representing the number of whole shares of Buyer Common Stock that represents 80% of the number of shares of Buyer Common Stock to which each Selling Stockholder is entitled to receive as Merger Consideration, plus cash in lieu of any fractional shares.

                  (c) At the Closing, the stock transfer books of the Company shall be closed and no transfer of shares of the Company Common Stock shall be made thereafter, other than transfers of shares of the Company Common Stock that have occurred prior to the Effective Time.

                  (d) At the Closing, executed copies of the Key Employee Retention Agreements (as defined below) required by Buyer shall be delivered to Buyer.

                  (e) At the Closing, the Buyer and the Selling Stockholders will execute a Registration Rights Agreement in substantially the same form as Appendix 3.

                  (f) At the Closing, the Company will deliver written waivers of any pre-emptive rights available to it and to the stockholders of the Company with respect to the sale or transfer of the shares owned by the Selling Stockholders pursuant to the Merger, other than the waiver thereof by Buyer which is hereby granted.

                  (g) At Closing the Company shall deliver the officer's certificates and other documents, certificates, instruments, or agreements referenced in Article VIII and elsewhere in this Agreement.

                  (h) At the Closing, the President and Secretary of the Company will execute and deliver the certification requested by Buyer in substantially the same form as attached hereto as Appendix 4 hereto.

                  (i) At the Closing, the Contingent Merger Consideration will be delivered to the Contingent Merger Consideration Escrow Agent.

                  (j) At the Closing, the Company will deliver the certificates from the Selling Stockholders referenced in Section 7.10 of this Agreement.

                  (k) At the Closing, Peter Norris and Jing Zhao will each execute an employment agreement in the form attached to their respective versions of the Related Agreement.

                  (l) At the Closing, Buyer will deliver certificates in the names of the Selling Stockholders representing the number of whole shares of Buyer Common Stock that represents 20% of the number of shares of Buyer Common Stock to which each such Selling Stockholder is entitled to receive as Merger Consideration, plus cash in lieu of any fractional shares, to the Merger Consideration Escrow Agent (the "Merger Consideration Escrow Shares").

                  (m) At the Closing, the employee retention agreements attached to the Related Agreements executed by the individuals referenced in the third recital to this Agreement will each be executed.

                  (n) At the Closing, Buyer will deliver certificates in the names of the Selling Stockholders representing the number of whole shares of Buyer Common Stock that may be disbursed as


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the Contingent Merger Consideration, plus cash in lieu of any fractural shares, to the Escrow Agent referenced in the form of Escrow Agreement attached as Appendix 10 to this Agreement.

                  (o) At the Closing, the Related Contingent Merger Consideration column in the chart included in Appendix 2 will be adjusted to reflect the number of whole shares of Buyer Common Stock related to each Company Target consistent with the provisions of Sections 3.1(c) and (d).

                  (p) At the Closing, the parties to the escrow agreements contemplated in Section 7.8 and Appendix 2, will execute and deliver, or cause to be executed and delivered, the escrow agreements contemplated therein in substantially the same form as Appendix 9 and 10 to this Agreement subject to revision by the escrow agent identified in such agreements.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub that, except as disclosed in the Company Disclosure Schedule which has been delivered to Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"):

Section 4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. The Company has heretofore made available to Buyer and Merger Sub a complete and correct copy of its certificate of incorporation and by-laws, each as amended to the date hereof. The Company does not own any interest or otherwise have the right to acquire any interest in the capital stock of another company.

Section 4.2 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock. There are currently 696,121 shares of Company Common Stock currently issued and outstanding, all of which are validly issued, fully paid and non-assessable. At the time of Closing, it is anticipated that 691,944 shares of Company Common Stock (excluding shares of Company Common Stock owned by Buyer) will be issued and outstanding, all of which will have been validly issued, fully paid and non-assessable (other than encumbrances in favor of the Company imposed by the arrangements described in Section 6.1).

                  (b) Appendix 5 sets forth a full and complete listing of the Selling Stockholders and the number of shares of Company Common Stock owned by each of them. Each such Selling Stockholder owns his or her shares of Company Common Stock free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever (other than encumbrances in favor of the Company imposed by the arrangements described in Section 6.1), and has full power and authority to vote said shares of Company Common Stock and to approve the transactions contemplated by this Agreement, such shares constituting, in the aggregate, all of the issued and outstanding shares of capital stock of the Company, other than those shares of Company Common Stock owned by Buyer.

                  (c) With the exception of 2,062 shares of Company Common Stock, no shares of Company Common Stock are held in the treasury of the Company.
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                  (d) No shares of Company Common Stock are the subject of any outstanding rights, options, warrants, conversion rights, or any other rights owned by any party to acquire Company Common Stock, other than 175,000 shares of Company Common Stock that are reserved for issuance under stock options (the "Company Stock Options") issued pursuant to the Company's stock option plan (the "Company Stock Option Plan"), of which 131,823 shares are subject to outstanding Company Stock Options. Appendix 5 includes the identity of all holders of Company Stock Options ("Company Stock Option Holders"), the number of shares of Company Common Stock acquirable by each Company Stock Option Holder, and the exercise price for each Company Stock Option. All shares of capital stock of the Company subject to issuance pursuant to the Company Stock Option Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable (other than encumbrances in favor of the Company imposed by the arrangements described in Section 6.1).

                  (e) Other than as disclosed in the Company Disclosure Schedule and the rights acquired by Buyer pursuant to its Agreement with the Company dated March 6, 1998 (as amended by letter agreements relating to the transactions contemplated by this Agreement entered into by Buyer and Seller in April 2000) (the "Buyer Agreement"), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Other than the Buyer Agreement or as disclosed in the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person.

                  (f) Each Selling Stockholder has full power and authority to vote the shares of Company Common Stock owned by him or her at the Company Special Meeting.

                  (g) Other than the restrictions on transfer of each Selling Stockholder's shares of Company Common Stock included in the Company's articles of organization (which will be waived prior to Closing pursuant to Section 3.2(f)) and the encumbrances caused by the Buyer Agreement, each Selling Stockholder has full power and authority to transfer and dispose of the shares of Company Common Stock owned by him or her free and clear of any claim, suit, proceeding, call, voting trust, proxy, restriction, security interest, lien or other encumbrance of any kind or nature whatsoever (other than encumbrances in favor of the Company imposed by the arrangements described in Section 6.1).

Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger other than the adoption of this Agreement by the affirmative vote of two-thirds of the issued and outstanding Company Common Stock at the Company Special Meeting (as defined below) and the filing and recordation of appropriate merger documents as required by applicable provisions of the Massachusetts Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the
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Company, enforceable against the Company in accordance with its terms. The
Related Agreements have been duly and validly executed and delivered by the parties to such agreements (other than Buyer and Merger Sub) and, assuming the due authorization, execution and delivery by Buyer and Merger Sub and assuming the mental competency of the individuals executing the Related Agreements, the Related Agreements constitute a legal, valid and binding obligation of the parties to such agreements.

Section 4.4 NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not:
(i) conflict with or violate the articles of organization or by-laws of the Company, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 4.4(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) except as set forth in the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any its properties or assets is bound or affected.

                  (b) Except as referenced in Section 4.21, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational ("Governmental Entity"), except for filing and recordation of the certificate of merger as required by the applicable provisions of the laws of the Commonwealth of Massachusetts.

Section 4.5 REPORTS AND FINANCIAL STATEMENTS.

                  (a) The consolidated balance sheets of the Company as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 (including the related notes and schedules thereto) delivered to the Buyer (the "Company Financial Statements") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of the Company as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

                  (b) The consolidated balance sheets and the related statements of operations and cash flows of the Company contained in the Company's unaudited quarterly report for the three month period ended March 31, 2000 (the "Company Quarterly Financial Statements") reflect all adjustments of which the Company is aware that are necessary to present fairly, in all


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material respects, the consolidated financial position, results of operations and cash flows of the Company for the period presented therein.

                  (c) Except for those liabilities that are fully reflected or reserved against on the Company Financial Statements, the Company Quarterly Financial Statements or as set forth in the Company Disclosure Schedule, the Company has no outstanding liability of any nature whatsoever (whether absolute, accrued, contingent (including any contingent liabilities or obligations arising out of or relating to any sale of assets outside the ordinary course of business).

Section 4.6 LITIGATION. Except as disclosed in the Company Disclosure Schedule, the Company Financial Statements or the Company Quarterly Financial Statements there is no civil, criminal or administrative suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company.

Section 4.7 UNDISCLOSED LIABILITIES. Except as disclosed in the Company Disclosure Schedule, the Company Financial Statements or the Company Quarterly Financial Statements, the Company has no liabilities of any nature (whether secured or unsecured, accrued, absolute or contingent, unliquidated or otherwise and whether known or unknown or due or to become due) as of the date hereof, other than liabilities incurred since the date of the Company Quarterly Financial Statements in the ordinary course of the Company's business consistent with prior practice. The Company knows of no basis for the assertion against it by any person of a claim based on a liability which is not disclosed.

Section 4.8 GUARANTEES. The Company has not guaranteed, become surety or contingent obligor for or assumed any obligation, debt or dividend of any person or entity. No assets owned by the Company are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a person other than the Company.

Section 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company Disclosure Schedule, since December 31, 1999, the Company has conducted its business only in the ordinary course and in a manner consistent with past practices, and there has not been: (i) any material change in the financial condition, properties, business or results of operations of the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or, any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or, except with respect to the Company Stock Options, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (iv) any granting by the Company to any officer of the Company of any increase in compensation or any rights with respect to compensation in the event of a "change in control" (however defined) of the Company, (v) any granting by the Company to any officer or any group or class of employees of the Company of any right to severance or termination pay upon severance or termination of employment, (vi) any increase in benefits available under or establishment of any the Company Benefit Plans (as defined below), or (vii) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP, (viii) any mortgage or pledge of, or creation of any lien, pledge, charge, security interest or encumbrances respecting, any property or assets of the Company, except for liens of current property taxes not yet due and payable, (ix) the disclosure of proprietary confidential information of the Company to any person not connected or otherwise related to


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                                       9


the Company, (x) any loss, waiver or release of any material rights of the Company, or (xi) the negotiation or execution of any arrangement, agreement or understanding to which the Company is a party which cannot be terminated by the Company on notice of thirty (30) days or less without cost or penalty.

Section 4.10 LEASED REAL PROPERTY. The Company is the lessee under the real estate leases identified in the Company Disclosure Schedule. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by Company to Buyer. Company now enjoys and on the Closing Date will enjoy quiet and undisturbed possession under each of said leases. Company's interest in each of such leases is free and clear of any mortgages and liens, is not subject to any deeds of trust, assignments, subleases or rights of any third parties other than the lessor thereof, is fully assignable without the consent of any third party and may be subleased without the consent of any third party. Such leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would now, or on the Closing Date or thereafter, interfere with the present use of any of such leased real estate. Said leases now are, and on the Closing Date will be, valid and binding and in full force and effect, and are not now, and on the Closing Date will not be, in default as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

Section 4.11 EMPLOYEE BENEFIT PLANS.

                  (a) The Company Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by the Company or any trade or business (whether or not incorporated) which is treated with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") with respect to employees of the Company or their ERISA Affiliates (the "Company Benefit Plans"). Each Company Benefit Plan is in writing and the Company has furnished Buyer with a true and complete copy of each Company Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Form 5500's, including all attachments thereto, (iv) the most recently received Internal Revenue Service ("IRS") determination letter for each Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each Company Benefit Plan. The Company does not have any express or implied commitment (x) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual or
(z) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (b) No "accumulated funding deficiency" as defined in Section 412 of the Code exits with respect to any Company Benefit Plan, whether or not waived. No "reportable event" within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA has occurred with respect to any Company Benefit Plan. Neither the Company nor any ERISA Affiliate of the Company has: (i) engaged in, or is a successor corporation or parent corporation to an entity that has engaged in, a transaction described in sections 4069 or 4212(c) of ERISA or (ii) incurred or reasonably expects to incur (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, or (B) any liability under Section 4971 of the Code that in either case could become a liability of Surviving Corporation or Buyer or any of its Affiliates after the Effective Time. As of December 31, 1999, the fair market value of the assets of the Company's pension plan, excluding any accrued but unpaid contributions, exceeded the present value of all benefits accrued under such pension plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date. As of December 31, 1999, there was no unfunded liability under any Company Benefit Plan, computed using reasonable actuarial assumptions and determined as if all benefits under such Company Benefit Plans were vested and payable as of such date. No event has occurred since December 31, 1999 that would cause the Company to believe that as of the date of this Agreement there is any such unfunded liability.

                  (c) Each Company Benefit Plan intended to qualify under
Section 401(a) of the Code ("Qualified Plans") has received a favorable determination letter from the Internal Revenue Service that such Plan is so qualified, and, except as disclosed on Company Disclosure Schedule, nothing has occurred with respect to the operation of any such Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (d) Except as set forth in the Company Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. The Company is not currently liable and has not previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code or Section 502 of ERISA, and no fact or event exists which could give rise to any such liability.

                  (e) All contributions and premiums required by law or by the terms of any Company Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) in all material respects.

                  (f) The liabilities of each Company Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in material compliance with applicable law.

                  (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any Company Benefit Plan with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Benefit Plans.

                  (h) There are no pending legal proceedings which have been asserted or instituted against any of the Company Benefit Plans, the assets of any such Plans or the Company or any ERISA

Affiliate or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

                  (i) Each Company Benefit Plan has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each Company Benefit Plan into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken.

                  (j) Except as set forth on the Company Disclosure Schedule, the Company has never maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by applicable law and at the former employee's own expense), and the Company and each of its ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. The Company's Financial Statements and Quarterly Financial Statements reflect reserves adequate to provide the benefits accrued under such retiree welfare benefit plans.

                  (k) Except as set forth in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the Merger will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or employee of the Company, (ii) increase any benefits otherwise payable under any the Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits extent other than vesting of the Company Stock Options in accordance with their terms and this Agreement.

Section 4.12 TAXES. The Company has duly filed all foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined below) returns and reports required to have been filed by the Company prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All of the foregoing returns and reports are true and correct in all material respects, and the Company has paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, as being due or claimed to be due to any Governmental Entity and the Company has paid and will pay all installments of estimated taxes due on or before the Effective Time. The Company has paid or made adequate provision in accordance with GAAP in the Company Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ended on or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements or Company Quarterly Financial Statements have been established or which are being contested in good faith. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it. Except as set forth in the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the Company, or the Surviving Corporation by reason of
Section 280G of the Code.

Section 4.13 COMPLIANCE WITH APPLICABLE LAWS. The business of the Company has not been, and is not currently being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Company Permits"). No investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. No material change is required in the Company's processes, properties or procedures in connection with any such Company Permits, and the Company has not received any notice or communication of any material noncompliance with any such Company Permits that has not been cured as of the date hereof. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted.

Section 4.14 VOTING REQUIREMENTS. The affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of the Company Common Stock outstanding as of the record date for the Company Special Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

Section 4.15 COMPANY MATERIAL CONTRACTS. With the exception of the contracts addressed by Section 4.21:

                  (a) The Company Disclosure Schedule lists: (i) all notes, bonds, mortgages, indentures, leases, licenses, instruments, bids or proposals, and other financial instruments to which the Company is bound or otherwise obligated, and any amendment or modification thereto; (ii) all contracts, agreements, commitments or understandings (other than employment agreements) (including any amendments or modifications thereto) to which the Company is bound or otherwise obligated (x) with an annual value of $50,000 or more, (y) which is not terminable upon notice by the Company, or (z) extends past December 31, 2000; (iii) the names of all employees (including the current annual rate of compensation and hire date) of the Company, separately identifying (w) those employees with whom the Company has entered into an employment agreement, (x) those employees with whom the Company has entered into a noncompetition agreement, (y) those employees with whom the Company has entered into an assignment of inventions agreement, and (z) those employees to whom the Company would be obligated to pay any severance or termination pay upon severance or termination of employment; (iv) all distributor, agency, or representative agreements entered into by the Company; (v) all currently effective contracts entered into by the Company with any Government Entity under which any obligation on the part of the Company remains outstanding summarizing the project sponsored by the Government Entity and the principal researcher of the Company engaged in the project; and (vi) all contracts, agreements, commitments or undertakings entered into by the Company that is related to or otherwise impacts, by grant of license, assignment or otherwise, the Company's Intellectual Property Rights (as defined below). The foregoing are hereinafter referred to as the "Company Material Contracts".

                  (b) Other than the contracts referenced in Section 4.21 below (which shall be made available to the Buyer upon request), the Company has delivered to Buyer true and accurate copies of the Company Material Contracts, including all amendments and modifications to each.

                  (c) All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company in accordance with their respective terms.

                  (d) Other than the Company Material Contracts, there are no contracts, commitments, agreements, undertakings or commitments entered into by Company that individually or in the aggregate could materially impact the business, operation, or prospects of the Company.

                  (e) No consent of any person is needed in order that each Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, default, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

                  (f) The Company is not in violation or breach of or default under any Company Material Contract; nor to the Company's knowledge is any other party to any Company Material Contract in violation or breach of or default under any such Company Material Contract.

Section 4.16 TITLE TO PROPERTY. Except as described in the Company Disclosure Schedule and with respect to the leased real property, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties, used or held for use in its business, free and clear of any Liens except (i) for liens imposed by Law in respect of obligations not yet due which are owed in respect of Taxes or which otherwise are owed to materialmen, workmen, carriers, warehousemen or laborers, and (ii) as reflected in the Company Financial Statements or the Company Quarterly Financial Statements. The Company Disclosure Schedule identifies all tangible personal property used in the business that is the subject of an lease agreement.

Section 4.17 INTELLECTUAL PROPERTY.

                  (a) The Company Disclosure Schedule lists all patents, trademarks, trade names, service marks, and copyrights owned or licensed by the Company that are material to its business or prospects (the "Company Intellectual Property Rights"). Other than the license granted to the Buyer by the Buyer Agreement or to a Government Entity pursuant to a Government Contract, the Company's Intellectual Property Rights are not subject to any license granted to any third party.

                  (b) With respect to the Company Intellectual Property Rights and any technology or know-how, tangible or intangible, that is material to the Company's business or prospects: (i) the manufacture, sale, licensing, or use of any of the services or products of the Company as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company does not infringe on any copyright, patent, trade mark, service mark or trade secret of a third party, (ii) to the best of the Company's knowledge, the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company as currently conducted or as proposed to be conducted does not infringe on any copyright, patent, trade mark, service mark or trade secret of a third party, and (iii) the Company has not received any information (nor does the Company have any reason to believe that there may be any threats) challenging the ownership by the Company or the validity of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right is subject to any outstanding decree, order, judgment, or stipulation imposing any restriction on such Company Intellectual Property Right.

Section 4.18 ENVIRONMENTAL MATTERS.

Except as disclosed in the Company Disclosure Schedule:

                  (a) the Company (i) is in material compliance with all, and is not subject to any asserted liability or, to the Company's knowledge, any liability (including liability with respect to current or former subsidiaries or operations), in each case with respect to any, Environmental Laws (as defined below), (ii) holds or has applied for all Environmental Permits (as defined below) applicable to its business and properties and (iii) is in material compliance with its Environmental Permits;

                  (b) the Company has not received any written notice, demand, letter, claim or request for information alleging that it is or may be in violation of, or liable under, any Environmental Law;

                  (c) the Company (i) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or
(ii) is not an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                  (d) none of the real property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

For purposes of this Agreement:

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

"Environmental Laws" means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

"Environmental Permits" means any permit, approval, identification number, license and other authorization required under any Environmental Law.

"Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

Section 4.19 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company which has had or could reasonably be expected to have the effect of prohibiting or materially impairing its business practices or the continued conduct of the Company's business by the Surviving Corporation. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 4.20 CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its directors, officers, employees or agents has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

Section 4.21 GOVERNMENT CONTRACTS. The Company has provided Buyer access to all contracts, agreements, orders and other relationships, and all amendments and modifications thereof and any consents and waivers thereunder with Governmental Entities. Assuming government approval of any novation as required by the Anti-Assignment Act 41 U.S.C. Section 15 and/or execution of an agreement to recognize the Company's change of name required for said contracts with such Governmental Entities, the Company is not, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result, in any violation, breach or default of any material term or provision of
(a) any contract with such a Governmental Entity, (b) any subcontract executed by the Company at any tier under a prime contract with such a Governmental Entity, (c) any bid, proposal or quotation made in connection with a contract with such a Governmental Entity or a subcontract issued under a contract with a Governmental Entity (collectively, "Government Contracts"), or (d) any order, statute, rule or regulation governing any Government Contract. The Company has not been suspended or debarred from bidding on contracts with Governmental Entities. The Company has not received Notice of Default or Termination for Default (as provided in 48 C.F.R. Ch. 1 Section 52.249-8, 52.249-9 or similar sections) with respect to any Government Contract or has taken any action which could result in the delivery of such notice. Notwithstanding the foregoing, nothing contained herein shall be construed to represent that the Company will remain eligible for award or continued funding under any outstanding bid, proposal, quotation or existing contract restricted exclusively to participation by small business concerns.

Section 4.22 INSURANCE. The Company has general and casualty insurance issued by financially secure insurers providing customary levels of insurance coverage.

Section 4.23 TAX-FREE EXCHANGE. The Company has not taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Company is not aware of any agreement or plan that would prevent the Merger from qualifying under Section 368(a) of the Code.

Section 4.24 BROKERS. Except for Soundview Technology Group, Inc. (the "Company's Financial Advisor") whose fees up to an aggregate amount of $6.72 million shall be paid by the Company, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.25 BOARD APPROVAL. The Company's board of directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this

Agreement and approve the Merger and directed that this Agreement be submitted for consideration by the Company's stockholders at the Company Special Meeting.

Section 4.26 EXPIRATION OF UNEXERCISED OPTIONS. The Company's board of directors has taken such action as is required under applicable law to ensure that any Company Stock Options not exercised by the Company Stock Option Holders will expire at the Effective Time.

Section 4.27 COMPANY PROPRIETARY AGREEMENTS. Each Key Employee (as that term is defined in Section 7.2 below) has executed and delivered to the Company either
(a) an Employee Confidentiality and Noncompetition Agreement (in the form attached to this Agreement as Exhibit 4.27(a)), or (b) a Proprietary Information and Inventions Agreement (in the form attached to this Agreement as Exhibit 4.27(b)).


                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

Buyer represents and warrants to the Company, and Merger Sub represents to the Company solely as to those representations specifically referring to it, that, except as disclosed in Buyer SEC Reports (as defined below) filed with the SEC prior to the date of this Agreement:

Section 5.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted. Merger Sub was incorporated on April 19, 2000, in the Commonwealth of Massachusetts, and has not conducted any business other than to approve the Merger and such other actions as required of the board of directors by Massachusetts Law to consummate the transaction contemplated by this Agreement.

Section 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes a legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.

Section 5.3 LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer or Merger Sub which, if resolved unfavorably to either, would prohibit the consummation of the Merger.

Section 5.4 REGISTRATION STATEMENTS ON FORM S-3. Buyer is eligible to file a registration statement on Form S-3 as contemplated by the Registration Rights Agreement to be executed at Closing. Buyer is not aware of any circumstance that would disqualify it from being eligible to use the short form registration contemplated by Form S-3 to register the shares of Buyer Common Stock to be issued as Merger Consideration and issuable to the Selling Stockholders as Contingent Merger Consideration.

Section 5.5 ISSUANCE OF BUYER COMMON STOCK. The shares of Buyer Common Stock representing the Merger Consideration when issued at the Closing, and the shares of Buyer Common Stock representing the Contingent Merger Consideration when released to the Selling Stockholders by the Escrow Agent, will, in each case, have been duly authorized validly issued, fully paid and non-assessable.

Section 5.6 TAX-FREE EXCHANGE. Neither the Buyer nor the Merger Sub has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Buyer is not aware of any agreement or plan that would prevent the Merger from qualifying under Section 368(a) of the Code.


                                   ARTICLE VI

                      COMPANY COVENANTS PENDING THE MERGER


Section 6.1 EXERCISE OF COMPANY STOCK OPTIONS. As promptly as practicable after the date of this Agreement,

                  (a) the Company shall cause all Company Stock Options to become fully vested in accordance with the Company Stock Option Plans and the agreements issued pursuant to such plans;

                  (b) each Company Stock Option Holder shall thereafter exercise all Company Stock Options owned by him or her;

                  (c) the Company will issue certificates representing the shares of Company Common Stock acquired by the Company Stock Option Holders;

                  (d) the former Company Stock Option Holders will thereafter participate in the Company Special Meeting and at the Closing shall be included among the Selling Stockholders.

The Company may facilitate the exercise of such Company Stock Options by providing bona fide loans or facilitating such other lending arrangements to enable the exercise of the Company Stock Options by the Company Stock Option Holders, provided that such loans or funding arrangements include terms, conditions and security as are reasonable under the circumstances and provided Buyer provides its consent (not to be unreasonably withheld) to such arrangements.

Section 6.2. COMPANY SPECIAL MEETING. As promptly as practicable after the date of this Agreement, but in any event on or before twenty-five (25) business days after the date hereof, the Company shall call and hold one or more meetings of its stockholders in accordance with the Company's organizational documents and the applicable provisions of Massachusetts Law and will use its bests efforts to obtain at said meetings all approvals of its stockholders required in order to consummate the Merger. The Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval. The former Company Stock Option Holders will participate in the Company Special Meeting as stockholders of the Company and pending an affirmative vote of the stockholders of the Company at the Company Special Meeting, shall participate in the Merger as Selling Stockholders. At the Company Special Meeting, the Selling Stockholders shall appoint the NZAT Shareholders Representative and the Alternate NZAT Shareholders Representative referenced in the form of escrow agreements attached as Appendix 9 and 10.

Section 6.3 SATISFACTION OF CONDITIONS. The Company shall use its best efforts to satisfy the conditions precedent to the obligations of the Buyer and the Merger Sub specified in Article VIII.

Section 6.4 CONDUCT OF THE BUSINESS PENDING THE MERGER

                  (a) From and after the date hereof, prior to the Effective Time, except as contemplated by this Agreement or required by Law or regulation, or unless Buyer shall otherwise agree in writing, the Company covenants and agrees that it shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) use all reasonable efforts to keep available the services of its employees,
(iii) comply with the provisions of all laws, regulations, judicial decrees and orders applicable to it or the conduct of its business, (iv) protect the Company Intellectual Property Rights so that the Company's goodwill and on-going business shall not be impaired in any material respect at the Effective Time, (v) promptly advise Buyer of the threat, assertion or commencement of any litigation to which the Company is, or may be made, a party.

                  (b) Unless Buyer shall otherwise agree in writing, prior to the Effective Time, the Company shall not:

                           (i) declare, set aside, or pay any dividends on, or
make any other distributions in respect of, any of its capital stock; or

                           (ii) split, combine or reclassify any of its capital
stock or issue or authorize the issuance of any shares of the Company's Common Stock or other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; or

                           (iii) purchase, redeem or otherwise acquire, any
shares of its capital stock; or

                           (iv) grant, award or enter into any compensation or
"change of control" arrangement with any employee of the Company without the prior written consent of Buyer; or

                           (v) except for the issuance of shares of Company
Common Stock upon the valid exercise of the Company Stock Options and receipt of consideration required in connection therewith thereby raising the total number of issued and outstanding shares of Company Common Stock at Closing to 691,944 (excluding the shares of Company Common Stock held by Buyer), (A) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock (other than encumbrances in favor of the Company imposed by the arrangements described in Section 6.1), (B) issue any additional Company Stock Options, (C) issue rights, options, warrants or other securities convertible into shares of capital stock of the Company, or (D) amend the terms of any outstanding securities, rights, warrants or options (including Company Stock Options, except as contemplated by this Agreement); or

                           (vi) amend the articles of organization or by-laws of
the Company in any manner detrimental to the rights of Buyer; or

                           (vii) acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or

                           (viii) subject to a Lien or sell, lease, license or
otherwise dispose of or transfer any of its properties or assets or any Company Intellectual Property Right; or

                           (ix) (A) incur or modify any indebtedness for
borrowed money (excluding (1) with respect to the Company's $250,000 line of credit with Cambridge Trust Company which the Company may draw upon to fund its ongoing operations, though not for capital expenditures in excess of $50,000 without Buyer's consent, in a manner consistent with prior business practices, and (2) the Company's $153,000 secured note with Massachusetts Development Finance Agency for the acquisition of capital equipment, further borrowing under which may be pursued but only with Buyer's approval) or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities of the Company,

(C) guarantee any debt securities of another Person, (D) enter into any agreement to maintain any financial condition of another Person, (E) make any loans, advances or capital contributions to, or investments in, any other person (except as contemplated in Section 6.1 and as permitted by Buyer), or (F) settle or compromise any claim or litigation; or

                           (x) take any action or omit to take any action that
would cause any of its representations and warranties herein to become untrue in any material respect; or

                           (xi) waive any preemptive rights with respect to any
proposed sale or transfer of Company Common Stock by its stockholders; or

                           (xii) authorize any of, or commit or agree to take
any of, the foregoing actions.

                  (c) The Company shall promptly provide to Buyer copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (d) The Company shall, before settling or compromising any litigation, claim, income tax or other liability, consult with Buyer and its advisors as to the positions and elections that will be taken or made with respect to such matter and shall not enter into any such settlement or compromise without the consent of Buyer.

                  (e) The Company shall promptly advise the Buyer of any request by any stockholder to sell or transfer any shares of Company Common Stock other than in connection with the Merger.

Section 6.5 EXCLUSIVITY. The Company shall deal exclusively and in good faith with Buyer with regard to the Merger and will not, and will direct its officers, directors, Financial Advisors, accountants, agents, and counsel not to, (i) solicit submission of proposals or offers from any Person other than Buyer relating to any acquisition of the Company of all or of a material portion of its capital stock or assets (including any licenses to the Company Intellectual Property Rights), or any merger, consolidation or business combination with the Company that would have the effect of preventing the consummation of the transactions contemplated by this Agreement (an "Acquisition Proposal"), (ii) participate in any negotiations regarding, or furnish, in connection with an Acquisition Proposal, any information to any other Person regarding the Company other than Buyer and its representatives or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any Person other than Buyer, or (iii) enter into any agreement or understanding, whether oral or written, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, the Company or its representatives or agents should receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform Buyer.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.1 ACCESS TO INFORMATION. From the date hereof through the Effective Time or earlier termination of this Agreement in accordance with its terms, the Company shall afford to Buyer and Buyer's accountants, counsel and other representatives upon reasonable notice and at reasonable times, full and reasonable access to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, including information regarding customers, suppliers and personnel and the opportunity to meet with such persons to discuss the business and relations with the Company.

Section 7.2 EMPLOYEE RETENTION. Set forth on Exhibit 7.2 is a list of those persons whom the Buyer determines to be key employees of the Company ("Key Employees"). The Company will utilize its absolute best efforts to ensure that the Key Employees execute and deliver, effective as at the Closing, a retention agreement or letter, in either case as determined by Buyer, in substantially the same form as Appendix 6 (the "Key Employee Retention Agreements") or Appendix 7 (the "Retention Letters") as the case may be. The Company acknowledges and agrees that it is a condition precedent to closing the transactions contemplated by this Agreement (unless waived by Buyer), that the Key Employee Retention Agreements or Retention Letters, as the case may be, requested by Buyer are executed and delivered at Closing.

Section 7.3 PUBLIC ANNOUNCEMENTS. On or before the Closing Date, Buyer and the Company shall not, without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the transactions contemplated by this Agreement, issue any press release or make any public announcement with respect to such transactions during such period, and Buyer and the Company shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by law at the time so required because of any delay on the part of the other party. The parties intend that the initial announcement of the terms of the transactions contemplated by this Agreement shall be made by joint press release of Buyer and the Company.

Section 7.4 NOTICE OF BREACHES. The Company shall give prompt notice to Buyer, and Buyer or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.5 RELATED AGREEMENT. Simultaneously with the execution and delivery of this Agreement, and as material consideration for the execution and delivery of this Agreement by Buyer and Merger Sub, the persons referenced in the third recital to this Agreement shall execute and deliver their respective Related Agreement.

Section 7.6 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Buyer nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

Section 7.7 TERM OF WARRANTIES. Notwithstanding (a) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or behalf of the Company, or (b) the Closing, all representations and warranties of the Company contained in this Agreement, and any other certificate or document delivered pursuant to this Agreement, shall survive the Closing for a period of 12 months after the Closing Date (the "Warranty Period"). Buyer's representation in Section 5.4 shall survive until the registration statement contemplated in the Registration Rights Agreement is declared effective and Buyer's representation in Section 5.5 shall survive until all Contingent Merger Consideration is disbursed.

Section 7.8 INDEMNIFICATION. The Selling Stockholders indemnify Buyer and Merger Sub against losses (including any and all costs, expenses, liabilities, judgments, assessments or penalties and reasonable attorneys' fees and disbursements relating thereto) (the "Buyer Losses") suffered or incurred by Buyer or Merger Sub resulting from or arising out of the inaccuracy or breach of any representation, warranty or covenant of the Company contained in Article III of this Agreement or any certificate or instrument delivered to Buyer or Merger Sub pursuant to this Agreement. Buyer and Merger Sub shall recover any Buyer Losses solely and exclusively from the Merger Consideration Escrow Shares deposited at Closing into an escrow account to be maintained by The Chase Manhattan Bank (the "Merger Consideration Escrow Agent") without any recourse against the Selling Stockholders, and the Selling Stockholders shall have no liability to Buyer or Merger Sub hereunder above or beyond the Merger Consideration Escrow Shares. Buyer and Merger Sub shall not be entitled to indemnification on account of any Buyer Losses unless the aggregate of Buyer Losses shall exceed $750,000, and then only to the extent of the excess thereof. Attached as Appendix 9 is a form of escrow agreement with the Merger Consideration Escrow Agent.

Section 7.9 NYSE LISTING. Buyer shall promptly prepare and submit to the NYSE a listing application covering the Buyer Common Shares to be issued as Merger Consideration and issuable as Contingent Merger Consideration, and shall use its reasonable efforts to obtain, prior to the declaration of effectiveness of the registration statement by which Buyer's Common Stock is registered with the SEC pursuant to the Registration Rights Agreement, approval for the listing of such Buyer Common Stock.

Section 7.10 NON-ASSIGNMENT OF CONTINGENT MERGER CONSIDERATION. The Company will procure from each Selling Stockholder a written undertaking deliverable to the Buyer at the Closing pursuant to which each Selling Stockholder agrees that he or she will not assign any interest that he or she may have in any installment of Contingent Merger Consideration until such installment is released by the Escrow Agent to the Selling Stockholders, provided the related Company Target has been satisfied.

Section 7.11 FUNDING. Assuming consummation of the Merger, the Buyer agrees to provide a maximum of $7 million in post-Closing funding in a manner consistent with the Company's business plan and the budget attached as Appendix 8. The Buyer and the Company acknowledge and agree that the budget is being reviewed by the Buyer and a form of the budget will be finally agreed to on or before the Closing. The timing and payment of the amounts reflected in the agreed form of the budget will be subject to Buyer's corporate control policies and procedures, provided that such policies and procedures do not materially impact the funding of the Surviving Corporation as contemplated in the agreed budget. Assuming consummation of the Merger, Buyer agrees to provide the Surviving Corporation with such additional funding as may be necessary to pay the expenses and fees of Soundview Technology, Inc. as reflected in the engagement letter dated January 21, 2000 between Soundview Technology and the Company. Assuming consummation of the Merger, the Buyer also agrees to provide the Surviving Corporation with such additional funding as to enable it to settle the reasonable fees and expenses of Tonneson & Company and Gadsby, Hannah, LLP incurred in connection with this transaction, though in no event may the fees or expenses of Gadsby, Hannah LLP exceed $400,000. In addition, Buyer agrees to provide to the Surviving Corporation, commencing within 60 days of Closing, engineering services equivalent to at least two additional engineers who have at least two years of optical engineering experience at its Woburn facility consistent with achieving the Company Targets reflected in Appendix 2. Buyer shall at all times act in good faith in connection with the achievement of the Company Targets and shall not deliberately attempt to avoid its obligation to pay the Contingent Merger Consideration by preventing the achievement of the Company Targets. Buyer will not assign duties to the Surviving Corporation's employees that would materially impact the ability of the Surviving Corporation to achieve the Company Targets.

Section 7.12 BUYER'S OPTION. The option granted to Buyer in Section 4.2 of the Buyer Agreement is hereby terminated.

Section 7.13 THE COMPANY CALL. The right granted to the Company in Section 4.5(c) of the Buyer Agreement is hereby terminated.

Section 7.14 BUYER'S VOTE. Buyer hereby commits to vote, and does hereby vote, all shares of Company Common Stock owned by it in favor of the Merger and this Agreement at the Company Special Meeting.

Section 7.15 MELMAN RELATED AGREEMENT. The Company will use its best efforts to procure the execution of a Related Agreement by Paul Melman in the form attached to Appendix 1 as soon as possible from the date of the Agreement.


                                  ARTICLE VIII

                         CONDITIONS PRECEDENT TO MERGER

Section 8.1 BUYER'S CONDITIONS PRECEDENT. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Buyer:

                  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, on the date hereof and as of the Effective Time as if made at the Effective Time. Buyer shall have received a certificate of an authorized officer of the Company, on behalf of the Company, to such effect.

                  (b) The Company shall have performed or materially complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time in all respects and Buyer shall have received a certificate of an authorized officer of the Company, on behalf of the Company, to such effect.

                  (c) The obligations imposed on those persons identified in the third recital to this Agreement by the Related Agreements shall have been performed and such individuals shall have executed the employee retention agreement attached to each of their respective versions of the Related Agreement.

                  (d) The Company shall have delivered to the Buyer the following:

                           (i) a good standing certificate and certified charter
documents of the Company, each of recent date from the Secretary of State of the Commonwealth of Massachusetts and a good standing certificate for the Company from each jurisdiction in which the Company is qualified to do business

                           (ii) copies of the resolutions duly adopted by the
board of directors and stockholders of the Company, authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby and to be delivered hereunder, duly certified by the President of the Company, which resolutions shall be in full force and effect at the time of delivery on the Closing Date.

                  (e) Any material consents from Governmental Entities (excluding consents to the Company's name change or novations) and other third parties which in any case are required to be received prior to the Effective Time with respect to the transactions contemplated hereby shall have been received.

                  (f) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

                  (g) The Key Employee Retention Agreements or Retention Letters required by Buyer and the employment agreements attached to Peter Norris' and Jing Zhao's respective Related Agreements shall have been executed and delivered with effect as of the Closing.

                  (h) The Company shall obtain all consents from third parties, including Government Entities, necessary, proper or appropriate to transfer, assign or vest in Buyer all rights available under the Material Contracts.

Section 8.2 THE COMPANY'S CONDITIONS PRECEDENT. The obligations of the Company shall be subject to the following conditions, any or all of which may be waived in writing by the Company:

                  (a) The representations and warranties of Buyer contained in
Article V of this Agreement shall be true and correct in all respects, on the date hereof and as of the Effective Time as if made at the Effective Time. The Company shall have received a certificate of an authorized officer of the Company, on behalf of the Buyer and Merger Sub, to such effect.

                  (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

                  (a) by mutual written consent of Buyer and the Company;

                  (b) by Buyer if any condition in Section 8.1 becomes impossible of performance or has not been satisfied in full or previously waived by Buyer in writing;

                  (c) by the Company if any condition in Section 8.2 becomes impossible of performance or has not been satisfied in full or previously waived by the Company in writing;

                  (d) by either the Buyer or the Company, upon a material breach of this Agreement on the part of the other which has not been cured within 10 days of receipt of notice of such breach;

                  (e) by Buyer or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of Buyer and the Company to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable.

Termination of this Agreement by Buyer and Merger Sub pursuant to subparagraph
(b) or (d) above, or by the Company pursuant to subparagraph (c) or (d) above, shall not constitute a waiver of any other rights, remedies or damages available to the terminating party under this Agreement or by applicable law.

Section 9.2 TERMINATION DATE. This Agreement may be terminated by Buyer and Merger Sub, or the Company, at any time after June 30, 2000 (the "Termination Date"). If Buyer and Merger Sub terminate this Agreement after the Termination Date on account of the Company's failure to materially comply with its obligations, agreements, and covenants in this Agreement and within 18 months thereafter the Company enters into an agreement to merge with or into another company or to sell all or substantially all of its assets to a third party, then the Buyer shall have the right exercisable at its sole discretion to put all shares of Company Common Stock owned by it to the Company for mandatory repurchase and the Company shall repurchase such shares for $100 million, or the Buyer may participate in such transaction as a stockholder of the Company. If Buyer and Merger Sub materially breach their obligations in this Agreement and the Termination Date elapsed and the Closing does not take place on account of such breach, then Buyer hereby waives its remaining rights under the Buyer Agreement other than its right to retain the technology licenses granted to the Buyer in the Buyer Agreement (though on a non-exclusive basis) and the Company shall otherwise not be subject to the Buyer Agreement, though Buyer will be entitled to retain ownership of the shares of Company Common Stock owned by it.

Section 9.3 FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 9.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of the Company, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration or the Contingent Merger Consideration, (ii) in any way materially adversely affects the rights of the Company's stockholders, or (iii) under applicable law would require approval of the Company's stockholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS



Section 10.1 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:

                  NZ Applied Technologies Corporation
                  14A Gill Street
                  Woburn, Massachusetts 01801
                  Attention: Dr. Peter E. Norris
                  Telephone: (781) 935-2030
                  Telecopy No.: (781) 935-2188

         If to Buyer or Merger Sub:

                  Corning Incorporated
                  One Riverfront Plaza
                  Corning, New York 14831
                  Attention: William D. Eggers, General Counsel
                  Telephone: (607) 974-9000
                  Telecopy: (607) 974-8150



or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

Section 10.2 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

Section 10.3 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them with respect to the subject matter hereof.

Section 10.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except for the provisions of Article III.

Section 10.5 GOVERNING LAW. This Agreement, except to the extent that provisions of Massachusetts Law (with respect to the Merger only) are mandatorily applicable to the Merger and the rights of the stockholders of the Company, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law). Each of the parties hereto irrevocably consents and submits to the exclusive personal jurisdiction of the courts of the State of New York situate in Steuben County, New York and the United States District Court for the Western District of New York over any suit, action or other proceedings arising out of or relating to this Agreement and irrevocably agrees that all claims with respect to such suit, action or other proceeding may be heard and determined in either such court.

Section 10.6 HEADINGS; DISCLOSURE. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.7 CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION.

                  (a) In addition to those capitalized terms defined elsewhere in this Agreement, the following terms as used in this Agreement shall have the meanings ascribed to them below:

                  "AFFILIATE" as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

                  "PERSON" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

                   "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

                  (b) Other Rules of Construction.

                           (i) References in this Agreement to any gender shall
include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

                           (ii) The words "include", "including" or "includes"
shall be deemed to be followed by the phrase

"without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement.

                           (iii) This Agreement is the joint drafting product of
Buyer and the Company and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

                           (iv) Each case in this Agreement where a contract or
agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

                           (v) All references in the Agreement to financial
terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

Section 10.8 COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Delivery of signature pages by facsimile transmission shall constitute legally binding and valid execution and delivery of this Agreement.

Section 10.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 COOPERATION. Buyer and the Company agree to cooperate fully with the other and their counsel and accountants and other representatives, will use best efforts to cause satisfaction of the conditions to consummation of the Merger as promptly as possible, and will refrain from a course of action inconsistent with this Agreement. Buyer and the Company shall, upon request of any of the other, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may be necessary or appropriate to carry out the provisions and intent of this Agreement.

Section 10.11 EFFECT OF INVESTIGATION. Any inspection, preparation or compilation of information or schedules, or other matters relating to the Company conducted by or on behalf of Buyer prior to Closing shall in no way limit, affect, or impair the ability of Buyer to rely upon the representations, warranties, covenants, and agreements of the Company set forth in this Agreement.

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              CORNING INCORPORATED


                              By    /s/ Gerald J. Fine
                                --------------------------------------------
                              Name: Gerald J. Fine
                                   -----------------------------------------
                              Title: Vice President & General Manager,
                                     ---------------------------------------
                                     Photonic Technologies Division
                                     ---------------------------------------




                              By:   /s/ William D. Eggers
                                --------------------------------------------
                              Name: William D. Eggers
                                    ----------------------------------------
                              Title: Senior Vice President & General Counsel
                                     ---------------------------------------






                              CORNING APPLIED TECHNOLOGIES CORPORATION


                              By    /s/ Gerald J. Fine
                                --------------------------------------------
                              Name: Gerald J. Fine
                                   -----------------------------------------
                              Title: President
                                     ---------------------------------------


                              By:   /s/ Mark S. Rogus
                                --------------------------------------------
                              Name: Mark S. Rogus
                                    ----------------------------------------
                              Title: Treasurer
                                --------------------------------------------

                              NZ APPLIED TECHNOLOGIES CORPORATION

                              By    /s/ Peter E. Norris
                                --------------------------------------------
                              Name: Dr. Peter E. Norris
                                   -----------------------------------------
                              Title: President and Chief Executive Officer
                                     ---------------------------------------

                              By    /s/ Jing Zhao
                                --------------------------------
                              Name: Jing Zhao
                                   -----------------------------
                              Title: Treasurer
                                   -----------------------------

                             APPENDICES AND EXHIBITS


APPENDIX

1. Related Agreements with Hua Jiang, Paul Melman, Peter Norris, Dean Tsang, Feling Wang, Run Zhang, Zing Zhao and Yingyin Zou

2.       Contingent Merger Consideration

3.       Registration Rights Agreement

4.       Certification

5.       Selling Stockholders

6.       Form of Key Employee Retention Agreement

7.       Form of Retention Letter

8.       Draft 24-Month Budget

9.       Escrow Agreement (Section 7.8)

10.      Escrow Agreement (Contingent Merger Consideration)


EXHIBIT

4.27(a)  Form of Employee Confidentiality and Noncompetition Agreement

4.27(b)  Form of Proprietary Information and Inventories Agreement

7.2      List of Key Employees